EXHIBIT 99.1



For Immediate Release     For additional information contact:
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                          J.W. Roth, AspenBio, Inc. + 1(303) 794-2000
                          Nalini Saligram, Merial + 1 (678) 638-3690 (N America)
                          Margaret May, Merial + 334 7272 3000 (Europe)


                      Merial and AspenBio Sign Global Pact

Castle Rock,  CO; Duluth,  GA, March 31,  2003/PRNews - AspenBio,  Inc.  (OTCBB:
APNB) and Merial Limited announced today they have entered into a Global Development and Distribution Agreement. The agreement provides Merial with exclusive rights to market and distribute AspenBio's new, patent-pending diagnostic blood test. The test is designed to be used approximately 18 days after insemination to determine the early pregnancy status of dairy and beef cattle. AspenBio is currently in the final phase of product development and expects to complete a large-scale field trial to validate the accuracy and reliability of the pregnancy test in U.S. dairy herds in July 2003.

 "Merial enters this agreement with AspenBio as another forward-thinking step to increasing our expanding portfolio of innovative animal health solutions for the livestock market. We believe this unique product has great potential for increasing reproductive performance efficiencies for dairy and beef producers," explains Steve Rochester, Head of the Merial Ruminant Enterprise.

"Our diagnostic blood test was designed to assist dairy and beef producers with more effective breeding programs and increased profitability. We are confident that our agreement with Merial, with its excellent reputation and global distribution system, will be able to penetrate the market and achieve rapid acceptance as soon as development and field testing are completed," states Roger Hurst, President of AspenBio.

Merial is the world's leading innovation driven animal health company, providing a comprehensive range of pharmaceuticals and vaccines to enhance the health, well-being and performance of a wide range of animals. For the cattle industry, Merial provides a broad line of dairy and beef animal health products including:
EPRINEX(R) (eprinomectin); IVOMEC(R) PLUS (ivermectin/clorsulon); IVOMEC(R) POUR-ON (ivermectin); CYSTORELIN(R) (gonadorelin diacetate tetrahydrate); CORID(R) (amprolium); plus RELIANT(R) and RESPISHIELDTM brand respiratory disease vaccines, and J-VAC(R) coliform mastitis vaccine.

Merial operates in more than 150 countries worldwide. Its 2002 sales were in excess of $1.6 bn / 1.7 bn euros. Merial Limited is a joint venture between Merck (NYSE:MRK) and Aventis (NYSE:AVE). For further information please see www.merial.com.

AspenBio, Inc. is a dynamic biotechnology company dedicated to the creation of unique patentable products. The focus of the AspenBio, Inc. is to develop proprietary products to the point of introduction and seek what it believes is the best potential partner to rapidly penetrate the market.

AspenBio is developing a number of products that it believes meets these objectives. Current products include human and animal proteins, as well as, human and animal hormones (see www.aspenbioinc.com for a list of current products and more information about AspenBio and its developing technologies).


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(R)EPRINEX, IVOMEC, CYSTORELIN, RELIANT, and J-VAC are registered trademarks and
RESPISHIELD is a trademark of Merial.
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This news release  includes  "forward  looking  statements"  of  AspenBio,  Inc.
("APNB") as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APNB believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APNB believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APNB. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including development of new products, adverse changes in market conditions, fluctuations in sales volumes, problems in collecting receivables, and difficulties in refinancing the construction loan on the Company's APNB. Furthermore, APNB does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this corporate profile should be considered in conjunction with the warnings and cautionary statements contained in APNB's recent filings with the SEC.